Exhibit 99.1

[DATE]

Dear                     :

This letter will serve to confirm Education Management Corporation’s annual grant of options to the non-employee members of its Board of Directors to purchase shares of EDMC common stock under the Education Management Corporation 2003 Incentive Plan (the “Plan”). This grant is subject to the terms and conditions of the Plan, which are incorporated by reference into this Notice Letter. In the event of any conflict between the terms of this letter and the Plan, the Plan’s terms will control.

Option Summary

Date of Grant:	Type of Option: Non-Qualified
Exercise Price per Share: $
Expiration Date:	In no event may this Option be exercised after the Expiration Date.

Vesting Schedule:	[FIRST ANNIVERSARY OF DATE OF GRANT] [FIRST ANNIVERSARY OF DATE OF GRANT]	50% vested 100% vested
Vesting may be accelerated under certain circumstances as provided in the Plan.

Exercise After Termination of Service on Board:

•	Termination of service due to death, expiration of your term or disability (as defined in the Plan): The Option will be exercisable by you (or, in the event of your death, your beneficiary) for three years after termination of your service. Any unvested portion will continue to vest during this three-year period in accordance with the vesting schedule.

•	Termination of service for any reason other than as described above: The Option, whether vested or unvested, terminates immediately and is no longer exercisable.

You may exercise your Options only to the extent that they are vested according to the Vesting Schedule above. Once your Options are vested, you may exercise them by following the procedure outlined in the enclosed brochure. Mellon Investor Services is our stock option administrator and exclusive broker for all stock option exercises.

This grant includes a “reload option,” as described in the enclosed materials. A reload option applies if (and only to the extent that) you (a) use EDMC stock that you already own to pay part or all of the exercise price of your option under this Notice Letter or (b) use EDMC stock that you already own to pay any withholding taxes when exercising an option under this Notice Letter or (c) have shares withheld to pay any withholding taxes when you exercise an option under this Notice Letter. The reload option will be granted automatically, to the extent that shares are available to be issued under the Plan at that time. The number of shares covered by the reload option will be the same number of shares that you used or had withheld as described earlier in this paragraph. The exercise price of the shares under the reload option will be equal to the fair market value of the stock at the time when you exercise your option under this Notice Letter (fair market value being defined in the Plan). The reload option will be fully vested and exercisable on the same terms as the option granted in this Notice Letter, although the Board has discretion to impose additional or different terms when the reload option is granted. And the reload option will expire at the same time as the option granted in this Notice Letter.

During your lifetime, you may transfer your option or a portion of it by way of a gift to immediate family members or to trusts or partnerships for the benefit of those family members and the transfer is accomplished in accordance with procedures established by the Board.

Along with this Notice Letter, we are also providing you with a copy of the Plan document, the prospectus for the Plan, a copy of EDMC’s policy on insider trading, and the brochure describing how to exercise your stock options through the Mellon Investor Services exercise program along with information to enable you to go on line with Mellon to obtain complete information on your Education Management Corporation Stock Option Plan Account.

Please review all of the enclosed materials carefully and keep them and this Notice Letter with your important papers.

Sincerely, Ronald W. Ogrodnik Senior Vice President, Human Resources